Exhibit 99.1

XO Group Reports First Quarter 2012 Financial Results

—First Quarter Revenue Up 8%, Led by Local Online Up 20%, Gross Margin Up 275 basis points—

Conference Call Today at 4:30 p.m. ET, Dial-In (855) 454-7961 (ID# 77537872)

NEW YORK--(BUSINESS WIRE)--May 8, 2012--XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), formerly The Knot, Inc., the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the three months ended March 31, 2012.

First Quarter Summary Results

Total revenue for the first quarter was $29.8 million, up 8.1% compared to the prior year. The results were again led by local online advertising, and publishing and other, which grew 20.1% and 15.9%, respectively, year over year. National online advertising declined 3.5%. The e-commerce and registry businesses were also down, 1.7% and 10.2% year over year, respectively.

For the quarter ended March 31, 2012, gross margin improved by 275 basis points over the prior year partially due to improvements in the e-commerce business as it recovered from the inefficiencies related to back-end system improvements initiated last year. The Company’s operating profit was $0.6 million compared to an operating loss of $1.1 million in the prior year quarter. The $1.7 million increase in operating profit was due to revenue growth and improved gross margins across all business lines which were partly offset by an increase in expenses including compensation, investment in Ijie.com in China, and rent. Net income for the quarter was $0.4 million or $0.02 per diluted share, compared to a net loss of $0.7 million or a loss of $0.02 per diluted share in the prior year quarter.

The Company’s balance sheet at March 31, 2012 reflects cash and cash equivalents of $68.7 million, down $8.7 million from $77.4 million at December 31, 2011. Cash declined during the first quarter, primarily due to the repurchase of 1.4 million shares of common stock for $12.7 million and capital expenditures of $0.6 million.

“We entered the year with strong momentum in the local online advertising business and our magazine business, which continued throughout the first quarter, although our national online advertising and e-commerce businesses continue to be challenged. We are working to drive profitable growth across the Company even as we invest in new products for our audience and advertisers,” said Chief Executive Officer David Liu.

Recent Developments

  Local advertising growth continued in the first quarter as the focused sales team continued with its mantra – more clients, spending more, staying longer. The Knot had more than 21,500 vendors at the close of the first quarter, and the churn rate was 29.3% at the end of March, down 180 basis points year over year but up slightly from 29.1% at December 31, 2011. The average annual revenue per vendor was nearly $2,300 (See Supplemental Tables, below).
  We released Bridalicious Boot Camp, our new workout system for brides last month. Fitness expert Doug Rice and The Knot produced Bridalicious Boot Camp, a comprehensive fitness solution for brides that includes 12 workouts as well as a nutritional guide and workout calendar. In addition, TheKnot.com has updated the ‘Getting in Shape’ area of the community boards with additional content, Q&A with Doug, and an opt-in newsletter with fitness and exercise tips.
  National online advertising was challenged in the first quarter as pullbacks and cancellations in consumer packaged goods and travel categories were only partially offset by strength in advertising on The Bump. The Bump network is growing quickly, with over 2 million unique visitors per month reported by CoreMetrics and strong engagement with expectant and new moms.
  The e-commerce business continues to recover from changes we implemented to the back office warehouse systems in the first half of last year, the result of which has been an improvement in gross margins. Upgrades to the customer facing platform at the end of 2011 are expected to contribute to revenue growth in the long term but are impacting revenue in the short term.
  In the first quarter, XO Group repurchased 1.4 million shares of its common stock in the open market for an aggregate purchase price of $12.7 million. Since starting repurchases under the program in the first quarter of 2011, XO Group has repurchased 8.9 million shares, or 26.0% of shares outstanding at the end of December 31, 2010 (See Supplemental Tables below).

First Quarter 2012 Financial Highlights

“In the first quarter of 2012, strength in the local online and publishing businesses coupled with improved gross margins across our business lines, particularly e-commerce, improved profitability. We are bullish on XO Group’s long term growth and improving operating leverage and continue to repurchase shares under the current authorization,” said Chief Financial Officer, John Mueller.

  For the three months ended March 31, 2012, XO Group reported revenue of $29.8 million, up 8.1% compared to revenue in the first quarter of 2011. Net income for the first quarter was $0.4 million, or $0.02 per diluted share, as compared with a net loss of $0.7 million, or $0.02 per diluted share, for the first quarter ended March 31, 2011.
  National online advertising revenue was $6.3 million for the three months ended March 31, 2012, declining 3.5% from $6.6 million for the corresponding period in 2011.
  Local online advertising revenue was $12.2 million for the quarter ended March 31, 2012, growing 20.1% over $10.2 million for the first quarter of 2011.
  Merchandise revenue from the sale of wedding and baby supplies was $5.6 million for the three months ended March 31, 2012, as compared to $5.7 million for the corresponding period in 2011, declining 1.7% year over year.
  Registry commission revenue was $1.0 million in the first quarter of 2012, down from $1.1 million in the same period in 2011. The business is now comparable year over year because the switch to the current Macy’s affiliate commission agreement happened in 2010.
  Gross profit for the first quarter of 2012 was $24.9 million, up 11.8% year over year, and margin was 83.7% for the three months ended March 31, 2012, compared with 80.9% for the corresponding period in 2011.
  Operating expense was $24.3 million for the three months ended March 31, 2012, compared with $23.4 million for the corresponding period in 2011. The $0.9 million increase in operating expense was due to increased compensation expense partially due to additional personnel for Ijie.com in China and increased sales performance. Another contributing factor was higher rent related to the new office space in New York. In the first quarter, XO Group incurred operating expenses of approximately $1.0 million for Ijie.com, compared to expenses of approximately $0.6 million in the first quarter of 2011.
  Stock-based compensation expense was $2.6 million for the three months ended March 31, 2012 as compared to $1.5 million for the corresponding period in 2011.
  Net cash provided by operating activities was $6.1 million for the quarter ended March 31, 2012, while capital expenditures amounted to $0.6 million for the same period.

Supplemental Data Tables

Local Online Advertising Metrics
	1Q2011	2Q2011	3Q2011	4Q2011	1Q2012
Profile Count	25,100	26,200	26,900	28,400	29,300
Vendor Count	19,100	20,000	20,500	20,900	21,500
Churn Rate	31.5%	29.8%	29.2%	29.1%	29.3%
Avg. Revenue/Vendor	$2,200	$2,200	$2,200	$2,300	$2,300

Gross Profit/Margin by Business
Three months ended March 31,	2012	2012	2011	2011
($000s)	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Online sponsorship & advertising	$18,175	97.8%	$16,204	96.6.%
Registry services	1,014	100.0%	1,129	100.0%
Merchandise	2,551	45.5%	2,337	41.0%
Publishing & other	3,175	69.5%	2,619	66.5%
Total gross profit	$24,915	83.7%	$22,289	80.9%

Stock Based Compensation
	Three Months ended March 31,
($000s)	2012	2011
Product & content development	$834	$474
Sales & marketing	880	603
General & administrative	860	439
Total stock-based compensation	$2,574	$1,516

Stock Repurchase Summary Since Inception, Through First Quarter 2012
			Percentage of
		Common Stock	Outstanding
($000s)		Repurchased	Common Stock
Three Months Ended	Total Cost	(000s shares)	At 12/31/2010
March 31, 2011	$37,670	3,672	10.7%
June 30, 2011	8,744	886	2.7%
September 30, 2011	13,796	1,558	4.5%
December 31, 2011	10,895	1,344	3.9%
March 31, 2012	12,699	1,434	4.2%
Total, Since Inception	$83,804	8,894	26.0%
Remaining amount under current authorization	$6,196

Conference Call and Replay Information

XO Group Inc., formerly The Knot, Inc., will host a conference call with investors at 4:30 p.m. ET on May 8, 2012, to discuss its first quarter 2012 financial results. Participants should dial (855) 454-7961 and use Conference ID# 77537872 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group’s website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID # 77537872.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com), formerly The Knot, Inc., is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) the dependence of our e-commerce sites on search engine rankings and the limits of our search engine optimization efforts to influence those rankings, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$18,589	$16,769
Registry services	1,014	1,129
Merchandise	5,609	5,706
Publishing and other	4,567	3,940
Total net revenue	29,779	27,544

Cost of revenue:
Online sponsorship and advertising	414	565
Merchandise	3,058	3,369
Publishing and other	1,392	1,321
Total cost of revenue	4,864	5,255

Gross profit	24,915	22,289

Operating expenses:
Product and content development	6,592	6,531
Sales and marketing	11,153	10,504
General and administrative	5,634	5,103
Depreciation and amortization	946	1,283
Total operating expenses	24,325	23,421

Income (loss) from operations	590	(1,132)
Loss in equity interest	-	(104)
Interest and other income, net	(4)	(1)
Income (loss) before income taxes	586	(1,237)
Provision (benefit) for income taxes	234	(532)
Net income (loss)	352	(705)
Plus: net loss attributable to non-controlling interest	45	-
Net income (loss) attributable to the controlling interest	$397	$(705)

Net income (loss) per share attributable to XO Group common shareholders:
Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)

Weighted average number of shares used in calculating net income (loss) per share
Basic	25,519	31,852
Diluted	26,092	31,852

XO GROUP INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$68,669	$77,376
Accounts receivable, net	12,676	16,723
Inventories	3,338	3,591
Deferred production and marketing costs	929	1,050
Deferred tax assets, current portion	3,015	3,015
Other current assets	5,543	4,860
Total current assets	94,170	106,615

Long-term restricted cash	2,600	2,599
Property and equipment, net	13,291	13,535
Intangible assets, net	7,102	6,938
Goodwill	38,879	39,089
Deferred tax assets	15,606	15,605
Other assets	85	58
Total assets	$171,733	$184,439

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,683	$11,054
Deferred revenue	15,230	13,745
Total current liabilities	22,913	24,799
Deferred tax liabilities	2,666	2,665
Other liabilities	6,544	6,096
Total liabilities	32,123	33,560

Common stock	265	276
Additional paid-in-capital	165,102	172,935
Accumulated deficit	(26,248)	(22,868)
Total stockholders’ equity	139,119	150,343
Non-controlling interest in subsidiary	491	536
Total equity	139,610	150,879
Total liabilities and stockholders’ equity	$171,733	$184,439

CONTACT:
XO Group Inc.
Malindi Davies, 212-219-8555 x1078
Investor Relations Manager
IR@xogrp.com